Overture Acquisition Corp. Announces Termination of Master Agreement

GRAND CAYMAN, Cayman Islands--January 29, 2010--Overture Acquisition Corp. (NYSE Amex:NLX) (the “Company”) today announced that the proposed business combination will not occur.  While a majority of the shareholders approved the business combination, the percentage of no votes exceeded the 30% threshold amount set froth in the Company’s amended and restated memorandum and articles of association (the “Articles”) and therefore the required approval was not obtained, despite the support of the Company’s warrantholders.  The Company will promptly notify the trustee to begin distributing proceeds from the trust account as soon as practicably possible.

The Company’s Articles provide that if the Company is not able to consummate a business combination by January 30, 2010, an automatic winding up of the Company shall be triggered and the Company will be liquidated accordingly. The Company cannot make any assurance as to when such liquidation will be completed.  The Company will begin the process of liquidating and dissolving in accordance with its Articles and applicable laws of the Cayman Islands.

About Overture Acquisition Corp.

Overture Acquisition Corp. is a special purpose acquisition corporation incorporated in the Cayman Islands on September 25, 2007 as an exempted company. It is a company formed for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Overture. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of the management of Overture, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. None of Overture assumes any obligation to update the information contained in this release. For more information on the Company, please refer to SEC filings at www.sec.gov or visit www.overtureac.com.

Contacts
Overture Acquisition Corp.
Marc J. Blazer, President and Treasurer, 646-736-1376